UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2006

VALERO L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
State or other jurisdiction	(Commission File Number)	(IRS Employer
Of incorporation		Identification No.)

One Valero Way
San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2006, the board of directors or Valero GP, LLC, the general partner of Valero L.P.’s general partner, Riverwalk Logistics, L.P. and a wholly owned subsidiary of Valero Energy Corporation (“Valero Energy”), approved the terms of an amended and restated services agreement (the “New Services Agreement”) among Diamond Shamrock Refining and Marketing Company, Valero Corporate Services Company, Valero L.P., its wholly owned subsidiary, Valero Logistics Operations, L.P. (“Valero Logistics”), Riverwalk Logistics, L.P. and Valero GP, LLC, with an effective term starting at January 1, 2006. The Conflicts Committee of the board of directors of Valero GP, LLC approved the terms of the New Services Agreement on January 26, 2006. The New Services Agreement supersedes the Second Amended and Restated Services Agreement (the “Prior Services Agreement”) among the parties, dated as of July 1, 2005, which provided for operational services as well as general and administrative services, consisting primarily of accounting, legal, information technology, income tax and property tax services from subsidiaries of Valero Energy. The New Services Agreement provides for fewer services as a result of the transfer to Valero GP, LLC of a substantial number of employees of subsidiaries of Valero Energy who had previously provided services to Valero GP, LLC under the Prior Services Agreement.

The New Services Agreement requires an annual fee of approximately $1.9 million to be paid by Valero GP, LLC to subsidiaries of Valero Energy. This annual fee will increase to approximately $2.9 million and $3.4 million for the fiscal years 2007 and 2008, respectively. The annual fee will remain at approximately $3.4 million through the term of the New Services Agreement, subject to adjustments to account for Valero Energy’s annual salary increase. The annual fee may also be adjusted for changed service levels, subject to approval by Valero L.P.’s Conflicts Committee.

The New Services Agreement has an initial term of five years with automatic two-year renewal options unless terminated by either party on six months’ written notice. Valero L.P. may cancel or reduce the level of services that Valero Energy provides it on sixty days prior written notice. The New Services Agreement will terminate upon a change of control of Valero L.P. or certain of its affiliates.

Also on January 26, 2006, the board of directors of Valero GP, LLC approved the terms of an Office Rental Agreement (the “Rental Agreement”) between Valero Logistics and Valero Corporate Services Company, a wholly owned subsidiary of Valero Energy, whereby Valero Logistics agreed to lease approximately 63,803 square feet of office space at an annual cost of approximately $1.6 million per year. Base rent is fixed for the first five years of the lease term and will be adjusted thereafter based on changes to the Consumer Price Index as well as local rental market factors. Rental payments will commence upon completion of a new office facility presently being constructed by Valero Energy. The completion of this facility is expected to be in the second half of 2007. In the event of a change of control of Valero L.P. or certain of its affiliates, Valero Corporate Services Company may declare a default by Valero Logistics and may evict Valero Logistics with six months notice. The Rental Agreement has an initial term of twenty-five years with a ten-year renewal option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

VALERO L.P.

	By:	Riverwalk Logistics, L.P. its general partner

		By:	Valero GP, LLC its general partner

Date: February 1, 2006			By:	/s/ Amy L. Perry

			Name:	Amy L. Perry
			Title:	Assistant Secretary